Contact:

William Weksel Chief Executive Officer Alyst Acquisition Corp. (646) 290-6104

FOR IMMEDIATE RELEASE

ALYST ACQUISITION CORP.
COMPLETES INITIAL PUBLIC OFFERING

New York, New York, July 5, 2007 - Alyst Acquisition Corp. (AMEX: AYA.U) announced today that it has completed its initial public offering of 8,044,400 units, including 1,044,400 units subject to the underwriters’ over-allotment option. Each unit consists of one share of common stock and one warrant. The units were sold at an offering price of $8.00 per unit, generating gross proceeds of $64,355,200 to the Company. Ferris, Baker Watts Incorporated and Jesup & Lamont Securities Corporation acted as representatives of the underwriters for the initial public offering. A copy of the prospectus may be obtained from Ferris, Baker Watts, 100 Light Street, 8th Floor, Baltimore, Maryland 21202 or Jesup & Lamont Securities Corporation, 650 Fifth Avenue, 3rd Floor, New York, New York 10019.

The Company also announced the simultaneous consummation of the private sale of 1,820,000 warrants at a price of $1.00 per warrant, generating total proceeds of approximately $1,820,000. The warrants were purchased by Robert A. Schriesheim, the Company’s Non-Executive Chairman of the Board, Dr. William Weksel, the Company’s Chief Executive Officer, Robert H. Davies, the Company’s Chief Strategist, Michael E. Weksel, the Company’s Chief Operating Officer, Chief Financial Officer, Secretary and Director, Paul Levy, one of the Company’s Directors, and certain other founding stockholders of the Company. The warrants are identical to the warrants included in the units sold in the initial public offering except that they are exercisable on a cashless basis if the Company calls the warrants for redemption so long as they are held by the purchasers or their affiliates. The purchasers of the warrants have agreed that the warrants will not be transferred, assigned or sold by them until after the Company has completed a business combination.

Of the proceeds received from the consummation of the initial public offering and private sale of warrants, $63,154,286 (or approximately $7.85 per share sold in the initial public offering) was placed in trust. Audited financial statements as of July 5, 2007 reflecting receipt of the proceeds upon consummation of the initial public offering and private sale of warrants have been issued by the Company and will be included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

Alyst Acquisition Corp. is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. The Company’s efforts in identifying a prospective target business will not be limited to a particular industry although it intends to focus its efforts on acquiring an operating business in the telecommunications industry broadly defined.

Forward Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of the Company’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.

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